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                                                                   EXHIBIT 3.1.6


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION

     North American Gaming and Entertainment Corporation (the "Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     A. Adoption by Directors. That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                         Increase in Authorized Shares
                         -----------------------------

     "RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing subparagraph (1) of the Article thereof numbered "FOURTH" so that, as amended, said subparagraph (1) of said Article "FOURTH" shall be and read as follows:

          FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is

               (1) One hundred million (100,000,000) shares of Common Stock of the par value of One Cent ($.01) each,"

     B. Adoption by Stockholders. That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     C. Authority. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     D. Effect on Capital. That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by E.H. Hawes, II, its President, as of the 4th day of June, 1998.



                              NORTH AMERICAN GAMING AND ENTERTAINMENT
                              CORPORATION


                              By:
                                 ------------------------------------
                                    E.H. Hawes, II, President